ITEM 6. (A)

                                    EXHIBIT 11

                  STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
              (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER SHARE)

                                           QUARTER ENDED       NINE MONTHS ENDED
                                            SEPTEMBER 30,        SEPTEMBER 30,
                                       ----------------------  ------------------
                                         1998        1997        1998      1997
                                       --------  ------------  --------  --------
Net income. . . . . . . . . . . . . .  $  5,786  $      6,335  $ 17,769  $ 16,037
Less:  Preferred stock dividend . . .        44            43       128       129
                                       --------  ------------  --------  --------
Net income applicable to common stock  $  5,742  $      6,292  $ 17,641  $ 15,908

Weighted average common shares
outstanding . . . . . . . . . . . . .   926,579       929,222   928,216   929,222

Earnings per common share . . . . . .  $   6.20  $      $6.77  $  19.01  $  17.12